EXHIBIT 99.1
------------




PRESS RELEASE
-------------

                                    Contact:    Bill Sullivan
                                                Chief Financial Officer
                                                +1 312 228 2685 or
                                                +44 171 399 5252



                  JONES LANG LASALLE REPORTS 1999 RESULTS
                  ---------------------------------------

             1999 ADJUSTED NET EARNINGS EQUAL $1.07 PER SHARE
     TO EXCEED CONSENSUS ESTIMATES BY $.07; COMPANY EXPECTS 30% GROWTH
                IN ADJUSTED NET EARNINGS PER SHARE IN 2000



CHICAGO AND LONDON, FEBRUARY 9, 2000 - Jones Lang LaSalle Incorporated (NYSE: JLL) today announced adjusted pro forma net earnings of $32.3 million, or $1.07 per diluted share, for the calendar year ended December 31, 1999, on revenues of $813.9 million. Adjusted pro forma EBITDA for the full year totaled $112.2 million. The full year adjusted pro forma net earnings per share exceeded consensus analyst estimates by $0.07.

For the fourth quarter 1999, the Company reported adjusted net earnings of $45.9 million, or $1.51 per diluted share, on revenues of $280.7 million. Adjusted EBITDA for the fourth quarter 1999 totaled $92.5 million.

The adjusted pro forma results include the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, and exclude the non-recurring transition and integration costs and non-cash compensation expenses associated with the Jones Lang Wootton merger and the acquisition of COMPASS Management and Leasing and the U.S. retail businesses of Lend Lease Corporation Limited.

The Company reported an actual net loss for the year of $94.8 million, or $4.20 per diluted share, compared with earnings of $20.5 million, or $1.25 per diluted share from the comparable prior year period. For the fourth quarter 1999, Jones Lang LaSalle generated net earnings of $15.2 million, or $0.63 per diluted share, compared with net earnings of $11.8 million, or $0.72 per diluted share for the 1998 fourth quarter. The 1999 full year and fourth quarter actual results include $101.6 and $19.2 million, respectively, of non-cash compensation expenses associated with the issuance of shares pursuant to the merger between LaSalle Partners and the Jones Lang Wootton companies. The results also include $49.8 million and $16.8 million, respectively, of non-recurring transition and integration costs associated with the Jones Lang Wootton merger and the acquisition of COMPASS Management and Leasing and the U.S. retail businesses of Lend Lease Corporation Limited.











                                 -- more -

JONES LANG LASALLE ANNOUNCES 1999 RESULTS - Add One




The fourth quarter and full year 1999 results include a pre-tax gain of approximately $7.5 million associated with the disposition of the Company's former construction subsidiary, which was sold in a leveraged buy-out in December 1996. As previously announced, U.S. GAAP accounting requirements, in relation to the terms of the sale, had not permitted the recognition of this gain in prior years.

According to Stuart L. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle, management is extremely pleased with the fourth quarter results. "Our progress during the last six months of the year in addressing the performance initiatives outlined in the beginning of the third quarter of 1999, as well as our significant new business activity in the fourth quarter, together have created solid footing for a successful and improved 2000.

"In January this year, we announced cost savings expectations from several initiatives we had implemented in the Americas' Owner & Occupier Services segment to improve operating performance and help capture approximately
$20 million in cost efficiencies by the end of 2001. This program began to show its substantial positive effect, primarily within the Americas' operations and its leasing and management business, in the fourth quarter of 1999. Through the implementation of these various initiatives, we expect to achieve savings of $15 million in 2000 and total run-rate savings of $20 million by 2001," said Mr. Scott.

He continued, "In addition to making progress on our cost-savings program in the fourth quarter, we also validated our merger and growth platform by gaining significant new business, expanding key client relationships, and completing several investment initiatives."

Highlights of Jones Lang LaSalle's segment activities during the fourth quarter 1999 include:

      .     Securing notable new business across the Americas, Europe and
Asia Pacific Owner and Occupier Services' regions, including: expanding the McDonald's Corporation assignment to include project management services in the United States as well as Citibank facility responsibilities into Panama, Colombia and Venezuela; retaining advisory and disposition services for a sizable Deutsche Telekom portfolio in Germany; and closing the fourth and final sale of a $100 million luxury residential development in Hong Kong.

      .     Executing the first and second closings of LaSalle Investment
Management's new Income and Growth II fund to raise commitments of $110 million toward approximately $220 million of new investments in a diversified portfolio of value-added properties in the United States. A target of $150-200 million in additional funding is expected in the first half of 2000.















                                -- more --

JONES LANG LASALLE ANNOUNCES 1999 RESULTS - Add Two




      .     Completing the euros 110 million first closing of the Euro 5
Fund, a newly launched LaSalle Investment Management vehicle that targets property investments in France, Germany, Spain, Italy and Portugal. With a goal of ultimately raising euros 200-250 million in equity, a second closing of euros 100-150 million is anticipated in the first half of 2000.


HIGHLIGHTS OF BUSINESS SEGMENT PERFORMANCE
------------------------------------------

Chris Peacock, President and Chief Operating Officer stated that fourth quarter performance was very positive, with strong revenue and operating earnings momentum recorded in each of the five business segments.

"Our management teams, particularly in the Americas' Owner & Occupier Services segment, demonstrated a commitment to improving results this quarter and establishing strong backlogs in their businesses going into 2000. We also have made a concerted effort to leverage our merger platform to add client value and expand business opportunities. Through these combined efforts, we believe we are on track to meet our management plan of approximately 30 percent growth in adjusted net earnings per share this year," added Mr. Peacock.


OWNER & OCCUPIER SERVICES
-------------------------

Jones Lang LaSalle's Owner & Occupier Services segments include the Company's property management, corporate property services, leasing, retail, tenant representation, investment banking and other transaction services in three regions. Beginning with the fourth quarter reporting period, Jones Lang LaSalle has consolidated the operations of its former Australasia and Asian segments into a single Asia Pacific segment, reflecting the unification of these regions as announced on December 21, 1999.

Consistent with historical seasonal trends of increasing revenues and profitability in the fourth quarter of the year, the Americas region reported operating income of $51.3 million on revenues of $120.4 million for the quarter. For the full year 1999, the Americas region generated pro forma operating income of $24.8 million on total pro forma revenues of $296.8 million. The pro forma results are inclusive of the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999.

The European region generated fourth quarter operating income of $17.7 million on total revenues of $89.6 million. For the full year ended December 31, 1999, the European region reported pro forma operating income of $28.5 million on total pro forma revenues of $290.5 million.














                                -- more --

JONES LANG LASALLE ANNOUNCES 1999 RESULTS - Add Three




The Asia Pacific region reported fourth quarter operating income of $4.4 million on total revenues of $39.4 million, bringing its year-to-date pro forma operating income to $4.9 million on total pro forma revenue of $129.3 million.


HOTEL SERVICES
--------------

Hotel Services reported operating income of $2.4 million in the fourth quarter on revenue of $6.0 million. For the full year 1999, this segment reported pro forma operating income of $2.2 million on total pro forma revenue of $15.1 million.


INVESTMENT MANAGEMENT
---------------------

LaSalle Investment Management recorded revenues of $27.3 million in the quarter, generating an operating profit of $6.8 million. Pro forma operating income for the full year 1999 was $12.0 million on total pro forma revenue of $86.1 million.

Jones Lang LaSalle (NYSE: JLL) is the world's leading real estate services and investment management firm, operating across more than 100 key markets on five continents. The company provides comprehensive and wide ranging integrated expertise, including property and facility management, transaction and investment management core services on a local, regional and global level to owners, occupiers and investors. LaSalle Investment Management, the company's investment management business, is the world's second largest and most diverse real estate investment management firm, with approximately $21.5 billion ((Pound/Sterling)13.3 billion) of assets under management. Jones Lang LaSalle also is the industry leader in real estate management services, with a portfolio of approximately 700 million square feet (65 million square meters) of property under management worldwide.


STATEMENTS IN THIS PRESS RELEASE REGARDING, AMONG OTHER THINGS, FUTURE FINANCIAL RESULTS AND PERFORMANCE, ACHIEVEMENTS, PLANS AND OBJECTIVES MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, ACHIEVEMENTS, PLANS AND OBJECTIVES OF JONES LANG LASALLE TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THOSE DISCUSSED UNDER "BUSINESS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK," AND ELSEWHERE IN LASALLE PARTNERS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, UNDER "RISK FACTORS," "THE TRANSACTIONS," "THE PURCHASE AGREEMENTS," "JLW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE JLW COMPANIES," AND ELSEWHERE IN LASALLE PARTNERS' PROXY STATEMENT DATED FEBRUARY 4, 1999, UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK," AND ELSEWHERE IN JONES LANG LASALLE'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1999, JUNE 30, 1999 AND SEPTEMBER 30, 1999, AND IN OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. JONES LANG LASALLE EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT ANY CHANGE IN JONES LANG LASALLE'S EXPECTATIONS OR RESULTS, OR ANY CHANGE IN EVENTS.


                                   # # #

NOTE TO EDITORS:
---------------

      .     Media contacts may listen to the Jones Lang LaSalle fourth quarter results discussion at 9 a.m. EST on February 9 with investors and market analysts by dialing +1 719 457 2630.

      .     A replay of the call may be accessed by dialing +1 719 457 0820 outside the United States and +1 888 203 1112 in the United States from noon EST on February 9, 2000 through 6:00 p.m. EST on February 15, 2000. The replay passcode is 888850.

                                          JONES LANG LASALLE INCORPORATED

                           Consolidated Statements of Earnings and Comprehensive Income
                         For the Three and Twelve Months Ended December 31, 1999 and 1998
                                         (in thousands, except share data)
                                                    (Unaudited)
                                                  Three Months Ended                 Twelve Months Ended
                                                     December 31,                        December 31,
                                              ----------------------------        ----------------------------
                                                 1999              1998              1999              1998
                                              ----------        ----------        ----------        ----------
Revenue:
  Fee based services . . . . . . . . .       $   268,593           112,229           736,042           298,296
  Equity in earnings from
    unconsolidated ventures. . . . . .             1,796             1,571             6,218             3,911
  Gain on sale of business . . . . . .             7,502             --                7,502             --
  Other income . . . . . . . . . . . .             2,811               555             5,677             2,257
                                              ----------        ----------        ----------        ----------
        Total revenue. . . . . . . . .           280,702           114,355           755,439           304,464

Operating expenses:
  Compensation and benefits. . . . . .           142,409            56,207           477,658           172,982
  Operating, administrative
    and other. . . . . . . . . . . . .            45,830            20,107           161,007            70,164
  Depreciation and amortization. . . .             9,950             5,278            36,676            13,455
                                              ----------        ----------        ----------        ----------
        Total operating expenses
          before merger related
          non-recurring charges. . . .           198,189            81,592           675,341           256,601
                                              ----------        ----------        ----------        ----------
        Operating income before
          merger related non-
          recurring charges. . . . . .            82,513            32,763            80,098            47,863

Merger related non-recurring charges:
  Stock compensation expense . . . . .            19,196             --              101,579             --
  Integration and transition expense .            16,833            10,021            49,822            10,021
                                              ----------        ----------        ----------        ----------
        Total merger related
          non-recurring charges. . . .            36,029            10,021           151,401            10,021
                                              ----------        ----------        ----------        ----------
        Total operating expenses . . .           234,218            91,613           826,742           266,622
                                              ----------        ----------        ----------        ----------
        Operating income (loss). . . .            46,484            22,742           (71,303)           37,842

Interest expense . . . . . . . . . . .             5,899             3,161            18,211             4,153
                                              ----------        ----------        ----------        ----------




                                          JONES LANG LASALLE INCORPORATED

                     Consolidated Statements of Earnings and Comprehensive Income - CONTINUED




                                                  Three Months Ended                 Twelve Months Ended
                                                     December 31,                        December 31,
                                              ----------------------------        ----------------------------
                                                 1999              1998              1999              1998
                                              ----------        ----------        ----------        ----------

        Earnings (loss) before
          provision for income taxes .            40,585            19,581           (89,514)           33,689

Net provision for income taxes . . . .            25,371             7,792             5,328            13,224
                                              ----------        ----------        ----------        ----------
        Net earnings (loss). . . . . .        $   15,214            11,789           (94,842)           20,465
                                              ==========        ==========        ==========        ==========

Other comprehensive income, net of tax:
  Foreign currency translation
    adjustments. . . . . . . . . . . .        $   (2,964)              (98)               23               444
                                              ----------        ----------        ----------        ----------
  Comprehensive income (loss). . . . .        $   12,250            11,691           (94,819)           20,909
                                              ==========        ==========        ==========        ==========


Basic earnings (loss)
  per common share . . . . . . . . . .        $     0.63              0.73             (4.20)             1.26
                                              ==========        ==========        ==========        ==========
Basic weighted average shares
  outstanding. . . . . . . . . . . . .        24,103,856        16,230,726        22,607,350        16,215,478
                                              ==========        ==========        ==========        ==========


Diluted earnings (loss)
  per common share . . . . . . . . . .        $     0.63              0.72             (4.20)             1.25
                                              ==========        ==========        ==========        ==========
Diluted weighted average shares
  outstanding. . . . . . . . . . . . .        24,258,577        16,322,327        22,607,350        16,387,721
                                              ==========        ==========        ==========        ==========



                                          JONES LANG LASALLE INCORPORATED

                              Adjusted Pro Forma Consolidated Statements of Earnings
                                  Twelve Months Ended December 31, 1999 and 1998
                                         (in thousands, except share data)
                                                    (Unaudited)


                                                          1999 Results
                           ----------------------------------------------------------------------
                                  First                                                                 1998
                                 Quarter                                                Full Year     Full Year
                                 Adjusted      Second        Third         Fourth        Adjusted     Adjusted
                                Pro Forma      Quarter       Quarter       Quarter      Pro Forma     Pro Forma
                                   (1)         Actual        Actual        Actual          (1)           (2)
                               ----------    ----------    ----------    ----------    ----------    ----------
Revenue:
  Fee-based services . . . .   $  159,118       175,391       190,979       268,593       794,081       830,334
  Equity in earnings from
    unconsolidated
    ventures . . . . . . . .          181         1,870         2,371         1,796         6,218         3,911
  Gain on sale of
    business . . . . . . . .        --            --            --            7,502         7,502         --
  Other income . . . . . . .          582         1,883           822         2,811         6,098        14,080
                               ----------    ----------    ----------    ----------    ----------    ----------
      Total revenue. . . . .      159,881       179,144       194,172       280,702       813,899       848,325

Operating expenses:
  Compensation and
    benefits . . . . . . . .      119,049       124,640       135,170       142,409       521,268       472,262
  Operating, adminis-
    trative and other. . . .       50,777        47,273        36,587        45,830       180,467       251,605
  Depreciation and
    amortization . . . . . .       10,002        10,106         9,665         9,950        39,723        37,075
                               ----------    ----------    ----------    ----------    ----------    ----------
        Total operating
          expenses excluding
          merger related
          non-recurring
          charges. . . . . .      179,828       182,019       181,422       198,189       741,458       760,942
                               ----------    ----------    ----------    ----------    ----------    ----------
        Adjusted operating
          income (loss)
          excluding merger
          related non-
          recurring charges.      (19,947)       (2,875)       12,750        82,513        72,441        87,383

Interest expense . . . . . .        2,549         4,703         4,967         5,899        18,118        14,736
                               ----------    ----------    ----------    ----------    ----------    ----------




                                          JONES LANG LASALLE INCORPORATED

                        Adjusted Pro Forma Consolidated Statements of Earnings - CONTINUED


                                                          1999 Results
                           ----------------------------------------------------------------------
                                  First                                                                 1998
                                 Quarter                                                Full Year     Full Year
                                 Adjusted      Second        Third         Fourth        Adjusted     Adjusted
                                Pro Forma      Quarter       Quarter       Quarter      Pro Forma     Pro Forma
                                   (1)         Actual        Actual        Actual          (1)           (2)
                               ----------    ----------    ----------    ----------    ----------    ----------
        Adjusted earnings
          (loss) before
          provision (benefit)
          for income taxes .      (22,496)       (7,578)        7,783        76,614        54,323        72,647

Net provision (benefit)
  for income taxes . . . . .       (8,700)       (2,880)        2,958        30,674        22,052        27,727
Minority interest. . . . . .        --            --            --            --            --              658
                               ----------    ----------    ----------    ----------    ----------    ----------
        Adjusted net earnings
          (loss) excluding
          merger related
          non-recurring
          charges. . . . . .   $  (13,796)       (4,698)        4,825        45,940        32,271        44,262
                               ==========    ==========    ==========    ==========    ==========    ==========

Adjusted EBITDA (3). . . . .   $   (9,945)        7,231        22,415        92,463       112,164       123,800
                               ==========    ==========    ==========    ==========    ==========    ==========

Adjusted earnings (loss)
  per common share (4) . . .   $    (0.45)        (0.15)         0.16          1.51          1.07          1.44
                               ==========    ==========    ==========    ==========    ==========    ==========
Adjusted weighted average
  shares outstanding (4) . .   30,538,404    30,566,160    30,189,696    30,335,735    30,298,332    30,644,227
                               ==========    ==========    ==========    ==========    ==========    ==========


(1)   First Quarter Adjusted Pro Forma results and Full Year Adjusted Pro Forma results for 1999 give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners Incorporated, amortization expense of the goodwill resulting from the merger as if the merger occurred on January 1, 1999, and a benefit for taxes as if the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 40% as of January 1,
1999.  No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  Further, this analysis excludes the effect of merger related non-
recurring expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.





                                          JONES LANG LASALLE INCORPORATED

                        Adjusted Pro Forma Consolidated Statements of Earnings - CONTINUED


(2)   Full Year Adjusted Pro Forma results for 1998 gives effect to the operations of Compass and the Jones Lang
Wootton companies for the twelve months ended December 31, 1998 as if the acquisition and merger occurred on
January 1, 1998, amortization expense of the goodwill resulting from the transactions, and a benefit for taxes as if Compass, the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 38% as of January 1, 1998.  No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  Further, this analysis excludes the effect of merger related non-recurring expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

(3)   Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and merger related non-recurring charges.  Merger related non-recurring charges represent non-cash compensation expense resulting from the issuance  of shares to former Jones Lang Wootton employees including the effect of quarterly adjustments on certain of those shares as a result of changes in the stock price, in addition to non-
capitalizable integration and transition costs incurred related to the acquisition of Compass and the merger with
Jones Lang Wootton.

(4)   Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding.  Committed shares are inclusive of shares subject to forfeiture, vesting, indemnity and adjustment provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles.  Committed shares outstanding for the three and twelve months ended December 31, 1999 and for the twelve months ended December 31, 1998 reflect the return of certain adjustment shares, in accordance with the purchase and sale agreement, as of January 1, 1998.

Certain amounts have been reclassified to conform with the current quarter presentation.



                                          JONES LANG LASALLE INCORPORATED

                                             Segment Operating Results
                Quarterly Adjusted Pro Forma Results for the Twelve Months ended December 31, 1999
                                                  (in thousands)
                                                    (Unaudited)

                                                First
                                               Quarter                                                Full Year
                                               Adjusted      Second        Third         Fourth        Adjusted
                                              Pro Forma      Quarter       Quarter       Quarter      Pro Forma
                                                 (1)         Actual        Actual        Actual          (1)
                                             ----------    ----------    ----------    ----------    ----------
OWNER & OCCUPIER SERVICES -
 AMERICAS
  Revenue:
    Implementation services. . . . . . . .   $   19,105        23,173        43,010        70,152       155,440
    Management fees. . . . . . . . . . . .       26,610        28,739        26,257        35,789       117,395
    Equity earnings. . . . . . . . . . . .         (180)          281           178           594           873
    Gain on sale of business . . . . . . .        --            --            --            7,502         7,502
    Other services . . . . . . . . . . . .        2,247         2,246         2,901         4,489        11,883
    Intersegment revenue . . . . . . . . .           62            78         1,619         1,902         3,661
                                             ----------    ----------    ----------    ----------    ----------
                                                 47,844        54,517        73,965       120,428       296,754

  Operating expenses:
    Compensation, operating and
      administrative . . . . . . . . . . .       65,023        60,431        61,895        64,471       251,820
    Depreciation and amortization. . . . .        5,324         5,033         5,076         4,691        20,124
                                             ----------    ----------    ----------    ----------    ----------
          Operating income (loss). . . . .   $  (22,503)      (10,947)        6,994        51,266        24,810
                                             ==========    ==========    ==========    ==========    ==========
 EUROPE
  Revenue:
    Implementation services. . . . . . . .   $   45,396        46,808        45,295        61,023       198,522
    Management fees. . . . . . . . . . . .       15,697        20,841        22,216        27,407        86,161
    Equity earnings. . . . . . . . . . . .          (21)          (72)         (132)            6          (219)
    Other services . . . . . . . . . . . .        4,012           434           416         1,143         6,005
                                             ----------    ----------    ----------    ----------    ----------
                                                 65,084        68,011        67,795        89,579       290,469

  Operating expenses:
    Compensation, operating and
      administrative . . . . . . . . . . .       57,665        60,186        65,230        69,225       252,306
    Depreciation and amortization. . . . .        2,257         2,357         2,399         2,676         9,689
                                             ----------    ----------    ----------    ----------    ----------
          Operating income . . . . . . . .   $    5,162         5,468           166        17,678        28,474
                                             ==========    ==========    ==========    ==========    ==========




                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED


                                                First
                                               Quarter                                                Full Year
                                               Adjusted      Second        Third         Fourth        Adjusted
                                              Pro Forma      Quarter       Quarter       Quarter      Pro Forma
                                                 (1)         Actual        Actual        Actual          (1)
                                             ----------    ----------    ----------    ----------    ----------
 ASIA PACIFIC
  Revenue:
    Implementation services. . . . . . . .   $   13,640        20,324        18,594        25,449        78,007
    Management fees. . . . . . . . . . . .        9,700        11,128        10,529        11,526        42,883
    Equity earnings. . . . . . . . . . . .          (24)           24         --              117           117
    Other services . . . . . . . . . . . .        1,433         1,958         2,554         2,314         8,259
                                             ----------    ----------    ----------    ----------    ----------
                                                 24,749        33,434        31,677        39,406       129,266

  Operating expenses:
    Compensation, operating and
      administrative . . . . . . . . . . .       28,096        30,043        26,973        33,255       118,367
    Depreciation and amortization. . . . .        1,407         1,648         1,200         1,722         5,977
                                             ----------    ----------    ----------    ----------    ----------
          Operating income (loss). . . . .  $    (4,754)        1,743         3,504         4,429         4,922
                                             ==========    ==========    ==========    ==========    ==========

HOTEL SERVICES -
  Revenue:
    Implementation services. . . . . . . .   $    1,850         2,246         2,511         4,478        11,085
    Management fees. . . . . . . . . . . .        --              473           470           358         1,301
    Other services . . . . . . . . . . . .          371           462           734         1,179         2,746
                                             ----------    ----------    ----------    ----------    ----------
                                                  2,221         3,181         3,715         6,015        15,132

  Operating expenses:
    Compensation, operating and
      administrative . . . . . . . . . . .        2,295         3,619         3,182         3,619        12,715
    Depreciation and amortization. . . . .           68            50            45            43           206
                                             ----------    ----------    ----------    ----------    ----------
          Operating income (loss). . . . .   $     (142)         (488)          488         2,353         2,211
                                             ==========    ==========    ==========    ==========    ==========





                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED

                                                First
                                               Quarter                                                Full Year
                                               Adjusted      Second        Third         Fourth        Adjusted
                                              Pro Forma      Quarter       Quarter       Quarter      Pro Forma
                                                 (1)         Actual        Actual        Actual          (1)
                                             ----------    ----------    ----------    ----------    ----------
INVESTMENT MANAGEMENT -
  Revenue:
    Implementation services. . . . . . . .   $    1,942         4,431         2,078         3,373        11,824
    Advisory fees. . . . . . . . . . . . .       17,191        14,190        14,153        22,603        68,137
    Equity earnings. . . . . . . . . . . .          406         1,637         2,325         1,079         5,447
    Other services . . . . . . . . . . . .          506          (179)           83           121           531
    Intersegment revenue . . . . . . . . .           35           (35)        --              136           136
                                             ----------    ----------    ----------    ----------    ----------
                                                 20,080        20,044        18,639        27,312        86,075
  Operating expenses:
    Compensation, operating and
      administrative . . . . . . . . . . .       16,843        17,678        16,096        19,707        70,324
    Depreciation and amortization. . . . .          947         1,017           945           818         3,727
                                             ----------    ----------    ----------    ----------    ----------
          Operating income . . . . . . . .   $    2,290         1,349         1,598         6,787        12,024
                                             ==========    ==========    ==========    ==========    ==========


Total segment revenue. . . . . . . . . . .   $  159,978       179,187       195,791       282,740       817,696
Intersegment revenue eliminations. . . . .          (97)          (43)       (1,619)       (2,038)       (3,797)
                                             ----------    ----------    ----------    ----------    ----------
          Total revenue. . . . . . . . . .   $  159,881       179,144       194,172       280,702       813,899
                                             ==========    ==========    ==========    ==========    ==========

Total segment operating expenses . . . . .   $  179,925       182,062       183,041       200,227       745,255
Intersegment operating expense
  eliminations . . . . . . . . . . . . . .          (97)          (43)       (1,619)       (2,038)       (3,797)
                                             ----------    ----------    ----------    ----------    ----------
          Total operating expenses
            excluding merger related
            non-recurring charges. . . . .   $  179,828       182,019       181,422       198,189       741,458
                                             ==========    ==========    ==========    ==========    ==========

          Operating income (loss)
            excluding merger related
            non-recurring charges. . . . .   $  (19,947)       (2,875)       12,750        82,513        72,441
                                             ==========    ==========    ==========    ==========    ==========





                                          JONES LANG LASALLE INCORPORATED

                                       Segment Operating Results - CONTINUED


(1)   First Quarter Adjusted Pro Forma results and Full Year Adjusted Pro Forma results give effect to the operating results of the Jones Lang Wootton Companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners Incorporated and amortization expense of the goodwill resulting from the merger as if the merger occurred on January 1, 1999.  No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  Further, this analysis excludes the effect of merger related non-recurring expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.



                      JONES LANG LASALLE INCORPORATED

                        Consolidated Balance Sheets

December 31, 1999, September 30, 1999, June 30, 1999 and December 31, 1998
                              (in thousands)
                                (Unaudited)




                                       December 31,        December 31,
                                          1999                1998
                                       ------------        ------------

ASSETS
Current assets:
  Cash and cash equivalents. . .        $    23,308              16,941
  Trade receivables, net of
    allowances . . . . . . . . .            270,593             116,965
  Notes receivable and advances
    to real estate ventures. . .              4,519              17,042
  Other receivables. . . . . . .              7,045               3,385
  Income tax refund receivable .             14,500               --
  Prepaid expenses . . . . . . .              9,598               2,185
  Deferred tax benefit . . . . .             13,673               9,926
  Other assets . . . . . . . . .              5,446               --
                                         ----------          ----------

        Total current assets . .            348,682             166,444

Property and equipment,
  at cost, less accumulated
  depreciation . . . . . . . . .             76,470              28,773
Intangibles resulting from
  business acquisitions,
  net of accumulated
  amortization . . . . . . . . .            367,215             229,437
Investments in real estate
  ventures . . . . . . . . . . .             67,305              52,976
Long-term receivables, net . . .             27,962              10,950
Deferred tax asset . . . . . . .              5,270                 660
Prepaid pension asset. . . . . .             23,956               --
Other assets, net. . . . . . . .              7,940               1,681
                                         ----------          ----------

                                         $  924,800             490,921
                                         ==========          ==========

                      JONES LANG LASALLE INCORPORATED

                                       December 31,        December 31,
                                          1999                1998
                                       ------------        ------------

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
    accrued liabilities. . . . .         $   88,257              51,101
  Accrued compensation . . . . .            142,960              58,398
  Short-term borrowings. . . . .            162,643               --
  Other liabilities. . . . . . .             26,259               8,324
                                         ----------          ----------
        Total current
          liabilities. . . . . .            420,119             117,823

Long-term liabilities:
  Credit facilities. . . . . . .            159,743             202,923
  Deferred tax liability . . . .              7,535               --
  Other. . . . . . . . . . . . .             12,878                 603
                                         ----------          ----------

        Total liabilities. . . .            600,275             321,349

Minority interest. . . . . . . .                589               --

Stockholders' equity:
  Common stock, $.01 par value
  per share, 100,000,000 shares
  authorized; 30,285,472 shares
  issued and outstanding . . . .                303                 163
  Additional paid-in capital . .            442,699             123,543
  Unallocated ESOT shares. . . .                 (7)              --
  Deferred stock compensation. .            (70,106)              --
  Retained earnings (deficit). .            (50,050)             44,792
  Accumulated other compre-
    hensive income . . . . . . .              1,097               1,074
                                         ----------          ----------
        Total stockholders'
          equity . . . . . . . .            323,936             169,572
                                         ----------          ----------

                                         $  924,800             490,921
                                         ==========          ==========